 Exhibit 8.1

SUBSIDIARIES OF XTL BIOPHARMACEUTICALS LTD.

Name of Subsidiary	Percent Owned	Jurisdiction of Incorporation
XTEPO, Ltd.	100%	Israel
The Proxy Social Ltd.	100%	Israel